WELLS FARGO INVESTMENT INSTITUTE, INC.
401 South Tryon Street
Charlotte, NC 28202

As of July 1, 2017

GAI CORBIN MULTI-STRATEGY FUND, LLC
c/o Wells Fargo Investment Institute, Inc.
401 South Tryon Street
Charlotte, NC 28202

Re: Advisory Fee Waiver Agreement

With reference to the Advisory Agreement dated as of December 10, 2010, by and between Wells Fargo Investment Institute, Inc. (formerly Alternative Strategies Group, Inc.) (the “Adviser”) and GAI Corbin Multi-Strategy Fund, LLC (the “Fund”), we hereby notify you as follows:

     1. The Adviser agrees to waive a portion of its management fee to the extent necessary to prevent the monthly fee payable to the Adviser by the Fund from exceeding one-twelfth of 1.00% of the aggregate value of the outstanding shares of the Fund determined as of the last Business Day of the month (before any repurchases of shares).

     2. This letter agreement shall remain in effect for one year following its effective date, July 1, 2017. During the periods covered by this letter agreement, the fee waiver arrangement set forth above for the Fund may only be modified by a majority vote of the managers of the Fund who are not “interested persons” (as defined under the Investment Company Act of 1940, as amended (the “1940 Act”)).

     3. We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-2 for the above referenced Fund with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

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Very truly yours,

WELLS FARGO INVESTMENT INSTITUTE, INC.

By: /s/ Adam Taback
Name: Adam Taback
Title: Head of Global Alternative Investments

ACCEPTED AND AGREED TO ON BEHALF OF:

GAI CORBIN MULTI-STRATEGY FUND, LLC

By: /s/ Adam Taback
Name: Adam Taback
Title: President